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                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                            FRONTIER AIRLINES, INC.



     Pursuant to the provisions of the Colorado Business Corporation Act, Frontier Airlines, Inc. (the "Corporation") adopts the following Amended and Restated Articles of Incorporation. These articles correctly set forth the provisions of the Articles of Incorporation, as amended, and supersede the original Articles of Incorporation and all amendments thereto.

                                   ARTICLE 1
                                     Name

     The name of the Corporation is Frontier Airlines, Inc.

                                   ARTICLE 2
                             Capital; Shareholders

     Section 2.1    Authorized Capital.  The total number of shares that the
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Corporation will have authority to issue is forty-one million (41,000,000), of which forty million (40,000,000) shares will be common stock, without par value and one million (1,000,000) shares will be preferred stock without par value.

     Section 2.2    Common Stock.  Each holder of common stock is entitled to
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one vote for each share of common stock held on all matters as to which holders of common stock are entitled to vote. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of preferred stock, and except as may be provided by the laws of the State of Colorado, the holders of common stock have exclusively all other rights of stockholders of the Corporation, including, but not by way of limitation, (i) the right to receive dividends, when, as and if declared by the board of directors out of assets lawfully available therefor, and (ii), in the event of any distribution of assets upon the dissolution and liquidation of the Corporation, the right to receive ratably and equally all of the assets of the Corporation remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto.

     Section 2.3    Preferred Stock.  The board of directors of the Corporation
                    ---------------
is authorized to provide by resolution or resolutions for the issuance of the shares of preferred stock as a class or in a series and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of the class or of
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each such series and the qualifications, limitations and restrictions thereof.
The authority of the board of directors with respect to the class or each series includes, but is not limited to, determination of the following:

          (i) The number of shares constituting any series and the distinctive designation of that series;

          (ii) The dividend rate on the shares of the class or of any series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the class or of that series;

          (iii) Whether the class or any series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

          (iv) Whether the class or any series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

          (v) Whether or not the shares of the class or of any series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (vi) Whether the class or any series shall have a sinking fund for the redemption or purchase of shares of the class or that series and, if so, the terms and amount of such sinking fund;

          (vii) The rights of the shares of the class or of any series in the event of voluntary or involuntary dissolution or winding up of the Corporation and the relative rights of priority, if any, of payment of shares of the class or of that series; and

          (viii) Any other powers, preferences, rights, qualifications, limitations, and restrictions of the class or of any series.

     Section 2.4    Quorum; Manner of Acting.  At all meetings of shareholders,
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a majority of the shares entitled to vote at such meeting represented in person or by proxy, shall constitute a quorum. At any meeting at which a quorum is present the affirmative vote of a majority of the shares represented at such meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater proportion or number is required by the laws of Colorado and except that in each case where the Colorado Corporation Code requires a two-thirds vote of all of the outstanding shares of the Corporation entitled to vote, and such required vote is hereby reduced, as permitted by such vote, to a majority of all of the outstanding shares of the Corporation entitled to vote on the subject matter thereof.

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                                   ARTICLE 3
                               Preemptive Rights

     No shareholder of the Corporation shall have any preemptive or similar right to acquire or subscribe for any additional unissued or treasury shares of stock, or other securities of any class, or rights, warrants or options to purchase stock or scrip, or securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

                                   ARTICLE 4
                              Board of Directors

     Section 4.1    Initial Board.  The initial board of directors of the
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Corporation shall consist of three persons and the names and addresses of such persons, who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and shall qualify, are as follows:

          M. C.  Lund                   Hanger 9, Box B-5
                                        7375 South Peoria Street
                                        Englewood, Colorado  80112

          Samuel D. Addoms              Hanger 9, Box B-5
                                        7375 South Peoria Street
                                        Englewood, Colorado  80112

          Arthur T. Voss                Hanger 9, Box B-5
                                        7375 South Peoria Street
                                        Englewood, Colorado  80012

     Section 4.2    Number of Directors.  The number of directors of the
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Corporation shall be fixed and may be altered from time to time as provided in the bylaws of the Corporation.

                                   ARTICLE 5
                            Limitation on Liability

     To the fullest extent permitted by the Colorado Corporation Code, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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                                   ARTICLE 6
                                    Offices

     Section 6.1    Registered Agent.  The address of the initial registered
                    ----------------
office of the Corporation is 1400 Glenarm Place, Denver, Colorado 80202. The name of its initial registered agent at such address is The Prentice-Hall Corporation.

     Section 6.2    Principal Office.  The address of the Corporation's initial
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principal office is 12015 East 46th Avenue, Denver, Colorado 80239.

                                   ARTICLE 7
                                 Incorporator

     The name and address of the incorporator is:

          Nancy M. Garrett
          1700 Lincoln Street, Suite 4100
          Denver, Colorado  80203

                                    FRONTIER AIRLINES, INC.


                                By: /s/ Arthur T. Voss
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                                Its:      Secretary
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